Exhibit (b)(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 75 to the registration statement on Form N-4 (the “Registration Statement”) of our report dated January 22, 2008 relating to the financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated February 12, 2008, relating to the financial statements of NML Variable Annuity Account B, which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

April 22, 2008